Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CEMTREX, INC.
(a Nevada corporation)

The undersigned, being an authorized officer of Cemtrex, Inc., a Delaware corporation (the “Delaware Corporation”), hereby certifies that these Articles of Incorporation are adopted in connection with the conversion of the Delaware Corporation into a Nevada corporation pursuant to NRS Chapter 92A and Section 266 of the Delaware General Corporation Law, and pursuant to Chapter 78 of the Nevada Revised Statutes (as amended from time to time, the “NRS”), as follows:

ARTICLE I
NAME

The name of the corporation is Cemtrex, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Nevada is [to be completed – typically c/o a commercial registered agent or the Company’s chosen agent], and the name of its registered agent at such address is [Name of Registered Agent].

ARTICLE III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS. The Corporation shall have perpetual existence.

ARTICLE IV
CAPITAL STOCK

Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation is authorized to issue is Eighty Million (80,000,000) shares, consisting of: (i) Seventy Million (70,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

Except as otherwise provided in these Articles of Incorporation or required by the NRS, the holders of Common Stock shall be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There shall be no cumulative voting. Holders of Common Stock shall have no preemptive, subscription, redemption, or conversion rights. Subject to the preferential rights of any Preferred Stock, holders of Common Stock shall be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation, dissolution, or winding up of the Corporation, to share ratably in the net assets available for distribution after payment of all liabilities and any preferential amounts owed to holders of Preferred Stock.

Section 4.3 Preferred Stock – General.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide for the issuance of all or any of the remaining authorized shares of Preferred Stock that have not been designated as Series A Preferred Stock, Series C Preferred Stock, or Series 1 Preferred Stock, in one or more series, and to fix for each such series the designation, number of shares, voting powers, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series (a “Certificate of Designation”). Any such Certificate of Designation shall be filed with the Nevada Secretary of State as an amendment to these Articles of Incorporation as required by the NRS.

Section 4.4 Series A Preferred Stock.

There is hereby designated a series of Preferred Stock consisting of One Million (1,000,000) shares, which series shall be designated as “Series A Preferred Stock” and shall have the following rights and preferences:

1.	Designation and Amount. The number of shares constituting the Series A Preferred Stock shall be 1,000,000.

2.	Voting.

(a)

Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the result of: (i) the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of shares of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders for their action or consideration, including the election of directors. Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)

The Corporation shall not amend, alter, or repeal the Series A Preferred Stock, or the special rights or other powers of the Series A Preferred Stock, so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.

Other Rights. The Series A Preferred Stock shall have equal distribution rights with the Common Stock upon liquidation, dissolution, or winding-up of the Corporation, and otherwise shall have no preemptive, subscription, conversion, or redemption rights.

Section 4.5 Series C Preferred Stock.

There is hereby designated a series of Preferred Stock consisting of One Hundred Thousand (100,000) shares, which series shall be designated as “Series C Preferred Stock” and shall have the following rights and preferences:

1.	Designation and Amount. The number of shares constituting the Series C Preferred Stock shall be 100,000.

2.

Voting. (a) Each issued and outstanding share of Series C Preferred Stock shall be entitled to the number of votes equal to the result of: (i) the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 10.01; divided by (ii) the total number of shares of Series C Preferred Stock issued and outstanding at the time of such vote, at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders for their action or consideration, including the election of directors. Holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class. (b) The Corporation shall not amend, alter, or repeal the Series C Preferred Stock, or the special rights or other powers of the Series C Preferred Stock, so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Section 4.6 Series 1 Preferred Stock.

There is hereby designated a series of Preferred Stock consisting of Four Million (4,000,000) shares, which series shall be designated as “Series 1 Preferred Stock” (the “Series 1 Preferred”) and shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

1.

Designation and Amount. The number of shares constituting the Series 1 Preferred shall be 4,000,000, which number may be increased or decreased by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series 1 Preferred.

2.

Ranking. The Series 1 Preferred shall, with respect to payment of dividends, redemption payments, and rights upon liquidation, dissolution, or winding-up of the affairs of the Corporation, rank (a) senior to the Series A Preferred Stock, the Common Stock, and any other class of capital stock the Corporation issues in the future unless the terms of that stock provide that it ranks senior to any or all of the Series 1 Preferred; (b) on a parity with any class of capital stock the Corporation issues in the future the terms of which provide that it will rank on a parity with any or all of the Series 1 Preferred; (c) junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the Series 1 Preferred; and (d) junior to all of the Corporation’s existing and future indebtedness.

3.

Dividends. Dividends on Series 1 Preferred will be paid out of legally available funds at the rate of ten percent (10.0%) of the Preference Amount (defined below) per year, or $1.00 per share of Series 1 Preferred, from the issuance date of the Series 1 Preferred through the date of redemption or surrender thereof. Dividends on Series 1 Preferred shall be fully cumulative, accruing, without interest, and shall be payable semiannually in arrears on the last day of March and September in each year (each a “Dividend Payment Date”), except that if such date is not a Business Day then the dividend shall be payable on the first immediately succeeding Business Day. Dividends may be paid in cash or, at the Corporation’s option, in additional fully paid and nonassessable shares of Series 1 Preferred valued at the Preference Amount (a “Stock Dividend”). The Corporation shall not issue fractional shares of Series 1 Preferred in respect of Stock Dividends but shall round up to the next whole share. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor, and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. For purposes of this Section 4.6, “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

4.

Voting Rights. Except as otherwise required by law, the holders of Series 1 Preferred shall vote together with the holders of the Common Stock (and not as a separate class) at any annual or special meeting of stockholders, and each holder of Series 1 Preferred shall have two (2) votes for each share of Series 1 Preferred owned by such holder on the applicable record date as though each share of Series 1 Preferred were two shares of Common Stock. Holders of the Series 1 Preferred shall vote as a class on any amendment altering or changing the powers, preferences, or special rights of the Series 1 Preferred so as to affect them adversely.

5.	No Conversion. The Series 1 Preferred shall not be convertible into or exchangeable for shares of Common Stock or any other class of capital stock of the Corporation.

6.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, each holder of Series 1 Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution, $10.00 per share (the “Preference Amount”), plus accrued and unpaid dividends, in preference to any distribution to the holders of the Series A Preferred Stock and Common Stock. After payment of the Preference Amount, the remaining assets shall be distributed among the holders of Series A Preferred Stock and Common Stock on a pro rata basis. A merger, consolidation, or sale of substantially all assets shall not be deemed a liquidation, dissolution, or winding up for purposes of this Section.

7.	Redemption.

(a)

The Corporation may redeem any or all of the Series 1 Preferred at any time and from time to time at its option by giving notice (by press release, public announcement, mailing, or otherwise). The redemption price shall be the Preference Amount plus any accrued but unpaid dividends to the date fixed for redemption. If fewer than all outstanding shares are redeemed, the Corporation may select the shares proportionally, by lot, or by any other equitable method.

(b)

From and after the redemption date (if funds necessary for redemption are available and have been irrevocably deposited or set aside), the redeemed shares shall no longer be deemed outstanding, the holders shall cease to be stockholders with respect to such shares, and all rights with respect to such shares shall terminate except the right to receive the redemption price, without interest.

8.

Other Rights. The holders of Series 1 Preferred shall have no preemptive or other preferential rights to purchase or subscribe to any stock, obligations, warrants, or other securities of the Corporation, except as expressly provided herein.

ARTICLE V
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Any newly created directorship resulting from an increase in the authorized number of directors and any vacancy occurring in the Board of Directors for any reason shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal.

Except as otherwise provided by these Articles of Incorporation, any director or the entire Board of Directors may be removed from office, with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, as provided in NRS 78.335.

ARTICLE VI
LIMITATION OF LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the NRS (including NRS 78.138 and 78.7502), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the NRS is amended to authorize further elimination or limitation of liability, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the NRS, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another entity. The Corporation shall advance expenses (including attorneys’ fees) incurred by any such director or officer in defending any such proceeding in advance of its final disposition, to the fullest extent permitted by the NRS, upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. The rights conferred by this Article VI shall not be exclusive of any other rights such person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE VII
FORUM SELECTION

Section 7.1 Internal Actions.

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action, suit or proceeding, whether civil, administrative or investigative (i) brought derivatively on behalf of the Corporation, (ii) asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or its stockholders, (iii) constituting an internal action (as defined in NRS 78.046), including any action asserting a claim arising pursuant to any provision of Title 7 of the NRS, these Articles of Incorporation or the Bylaws of the Corporation, any agreement entered into pursuant to NRS 78.365, or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (iv) to interpret, apply, enforce or determine the validity of these Articles of Incorporation or the Bylaws of the Corporation, or (v) asserting a claim governed by the internal affairs doctrine. If the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then the Second Judicial District Court of Washoe County, Nevada shall be the sole and exclusive forum therefor; if neither such court has jurisdiction, then any federal district court located within the State of Nevada shall be the sole and exclusive forum therefor. This Section 7.1 shall not apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 7.2 Securities Act Claims.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 7.3 Deemed Notice and Consent.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE VIII
BYLAWS AND AMENDMENTS

In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation. The stockholders entitled to vote shall also have the power to adopt, amend, or repeal the Bylaws of the Corporation.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the NRS, and all rights conferred upon stockholders herein are granted subject to this reservation. Any amendment, repeal, or modification of Article VI shall be subject to the provisions thereof.

ARTICLE IX
CONTINUATION

These Articles of Incorporation are being filed in connection with the conversion of Cemtrex, Inc., a Delaware corporation, into a Nevada corporation pursuant to NRS Chapter 92A and Section 266 of the Delaware General Corporation Law. The Corporation is a continuation of the existence of the Delaware corporation.

ARTICLE X
INAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 10.1 Combinations with Interested Stockholders.

The Corporation elects not to be governed by, and shall not be subject to, the provisions of NRS 78.411 to 78.444, inclusive (Combinations with Interested Stockholders), as amended from time to time, or any successor provisions.

Section 10.2 Acquisition of Controlling Interest.

In accordance with NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive (Acquisition of Controlling Interest), as amended from time to time, or any successor provisions, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of __________, 2026.

Name: Saagar Govil
Title: Chief Executive Officer of Cemtrex, Inc., a Delaware corporation, as authorized officer in connection with the conversion